Exhibit 5.1

Squire Patton Boggs (US) LLP 201 E. Fourth Street, Suite 1900 Cincinnati, OH 45202 O +1 513 361 1200 F +1 513 361 1201 squirepattonboggs.com

September 24, 2026

The Board of Directors

FB Financial Corporation

1221 Broadway, Suite 1300

Nashville, Tennessee 37203

Re: FB Financial Corporation 6.625% Fixed-to-Floating Rate Subordinated Notes Due 2036

Ladies and Gentlemen:

We have acted as counsel to FB Financial Corporation, a Tennessee corporation (the “Company”), in connection with the issuance and sale by the Company of $125,000,000 aggregate principal amount of 6.625% Fixed-to-Floating Rate Subordinated Notes due 2036 (the “Notes”), pursuant to an indenture by and between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), dated as of September 24, 2026 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of September 24, 2026 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) by and between the Company and Trustee.

We have reviewed (i) the Registration Statement on Form S-3ASR (SEC File No. 333-291507), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) on November 13, 2025 (the “Registration Statement”), (ii) the base prospectus of the Company, dated November 13, 2025 (the “Base Prospectus”), as supplemented by the prospectus supplement, dated September 21, 2026 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), relating to the Notes, as filed with the SEC pursuant to Rule 424(b) under the Securities Act, (iii) the Indenture, (iv) the Underwriting Agreement, dated September 21, 2026, by and among the Company, FirstBank, and Keefe, Bruyette and Woods, Inc., (v) corporate proceedings of the Company relating to the issuance of the Notes, and (vi) such other documents and records and such matters of law and fact as we have deemed necessary or advisable to enable us to render this opinion. In connection with the issuance and sale of the Notes, the Company has also filed with the SEC two free writing prospectuses, each dated September 21, 2026, pursuant to Rule 433 under the Securities Act.

In our examination, we have assumed, without verification, the genuineness of all signatures, the authenticity of all documents and instruments submitted to us as originals, and the conformity to the originals of all documents and instruments submitted to us as certified or conformed copies. The opinion expressed below is limited to the laws of the States of Tennessee and New York.

Based upon, and subject to, the foregoing, and subject to the limitations, qualifications and assumptions stated herein, we are of the opinion that, as of the date hereof, the Notes have been duly authorized and executed by the Company and, when the Notes have been duly executed, issued, and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in the circumstances contemplated by the Underwriting Agreement, the Notes will be legally valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

We hereby consent to the references to our firm under the caption “Legal Matters” in the Prospectus Supplement, and to the inclusion of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on September 24, 2026, which is incorporated by reference into the Registration Statement and the Prospectus. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Respectfully submitted,

/s/ Squire Patton Boggs (US) LLP